Exhibit 23.1

30 Old Bailey London EC4M 7AU Tel: +44 (0)20 7063 4000 forvismazars.com/uk

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Biodexa Pharmaceuticals PLC,

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 (to be filed on or about June 6, 2024) of our audit report dated April 18, 2024 with respect to the consolidated balance sheets as of December 31, 2023, 2022 and 2021, together with the related consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2023 and the related notes for Biodexa Pharmaceuticals PLC and its subsidiaries, which appears in the Annual Report on Form 20-F of Biodexa Pharmaceuticals PLC for the year ended December 31, 2023, filed on April 19, 2024. Our report contains an explanatory paragraph about the existence of substantial doubt concerning Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Forvis Mazars LLP

Forvis Mazars LLP

London, United Kingdom

June 6, 2024

Forvis Mazars LLP
Forvis Mazars LLP is the UK firm of Forvis Mazars Global, a leading global professional services network. Forvis Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73